Exhibit 99
Texas Instruments to move to NASDAQ

Ticker symbol to remain TXN

DALLAS (Dec. 15, 2011) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced that it is transferring its stock exchange listing to The NASDAQ Global Select Market from The New York Stock Exchange, effective January 1, 2012.  TI shares will begin trading as a NASDAQ-listed security on January 3, 2012, and will continue to trade under the symbol TXN.

“NASDAQ is home to many of the world’s best technology companies and is a natural fit for TI.  NASDAQ itself has always been an early adopter of technology.  This move will enhance our public visibility while offering our shareholders cost-effective access to advanced trading technologies,” said Ron Slaymaker, TI vice president and head of investor relations.

“We welcome Texas Instruments to NASDAQ.  TI is one of the world’s most significant global semiconductor companies and its technologies power many of the most popular consumer and enterprise electronics products on the market today.  TI has a long history of focusing on shareholder value and this move will only reinforce that reputation,” said Bruce Aust, Executive Vice President, Global Corporate Client Group, NASDAQ OMX.

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About Texas Instruments

Texas Instruments semiconductor innovations help 80,000 customers unlock the possibilities of the world as it could be – smarter, safer, greener, healthier and more fun.  Our commitment to building a better future is ingrained in everything we do – from the responsible manufacturing of our semiconductors, to caring for our employees, to giving back inside our communities.  This is just the beginning of our story.  Learn more at www.ti.com.